Exhibit 99

DATE: July 25, 2005
CONTACT:	Donald V. Rhodes
Chairman and
	Chief Executive Officer	(360) 943-1500

HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON

ANNOUNCES SECOND QUARTER 2005 EARNINGS

QUARTER HIGHLIGHTS

•	Earnings Per Diluted Share increased 10.1% to $0.413 for the 2nd Quarter of 2005 vs. $0.375 for the 2nd Quarter of 2004

•	Nonperforming assets to total assets ratio declined to 0.07% vs. last year’s 2nd Quarter ratio of 0.10%

•	Return on Average Equity for the 2nd Quarter of 2005 increased to 15.55% vs. 15.36% for the 2nd Quarter of 2004

Six Month Highlights

•	Earnings Per Diluted Share increased 15.3% to $0.836 for the first six months of 2005 vs. $0.725 for the same period in 2004

•	Return on Average Equity for the first six months of 2005 increased to 15.91% vs. 14.73% for the first six months of 2004

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Donald V. Rhodes, Chairman and CEO of Heritage Financial Corporation (“Company”) today reported net income for the second quarter ended June 30, 2005 improved to $0.413 per diluted share compared with $0.375 per diluted share for the quarter ended June 30, 2004, an increase of 10.1%. Actual earnings for the second quarter ended June 30, 2005 were $2,497,000 compared to $2,290,000 for the second quarter in 2004, an increase of 9.0%.

Net income for the six months ended June 30, 2005 was $5,060,000 or $0.836 per diluted share compared with $4,509,000 or $0.725 per diluted share for the same period in 2004. This represents an increase in diluted earnings per share of 15.3% and 12.2% in net income.

During the quarter ended June 30, 2005, we repurchased 34,160 shares at an average price of $21.85. The Company began its current 5% (approximately 295,000 shares) repurchase program on August 2, 2004 and is authorized to extend over a period of eighteen months. Through June 30, 2005, the Company purchased 54,209 shares under the current program at an average price of $21.65. The Company will continue to repurchase shares on an opportunistic basis as long as equity ratios remain strong and the purchases are accretive to earnings per share. As of June 30, 2005, we have repurchased a total of 5,623,700 shares, or 51.8% of the total outstanding shares at March 1999, at an average price of $12.71 per share.

For the quarter ended June 30, 2005, return on average equity improved to 15.55% from 15.36% for the quarter ended June 30, 2004. The Company’s capital position remains strong at 8.79% of total assets as of June 30, 2005, up from 8.55% at June 30, 2004. Average equity for the quarter ended June 30, 2005 increased to $64.2 million from $59.6 million for the quarter ended June 30, 2004. For the six months ended June 30, 2005, the Company’s return on average equity increased to 15.91% from 14.73% for the six months ended June 30, 2004.

Total assets increased $56.5 million or 8.5% to $722.0 million at June 30, 2005 from $665.5 million at June 30, 2004. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $69.9 million or 12.8%, to $615.3 million at June 30, 2005 from $545.4 million at June 30, 2004. Since December 31, 2004 net loans have increased $24.2 million or 4.1%. Deposits increased $51.3 million, or 9.1%, to $612.0 million at June 30, 2005 from $560.7 million at June 30, 2004. Since December 31, 2004 deposits have increased $24.7 million or 4.2%.

Mr. Rhodes stated “We remain committed to continuously improving all aspects of our Company’s performance with special emphasis on profit growth as measured by earnings per diluted share. Our 10% increase in this earnings figure compared to a year ago evidences continuing earning progress. We are also pleased to see a strengthening in our Pacific Northwest economy as compared to the last two to three years.”

Net interest income before provision for loan loss was $8,383,000 for the quarter ended June 30, 2005 compared to $7,789,000 for the quarter ended June 30, 2004, an increase of 7.6%. For the six months ended June 30, 2005, net interest income before provision for loan loss was $16,706,000 compared to $15,497,000 for the six months ended June 30, 2004, an increase of 7.8%.

The net interest margin (net interest income divided by average earning assets) was 5.07% for the quarter ended June 30, 2005 compared to 5.14% for the quarter ended June 30, 2004. The Company’s strong margin continues to reflect our ability to manage our cost of funds. We anticipate that maintaining a margin in excess of 5.00% will remain a challenge if the yield curve continues to flatten or remains relatively flat, thereby reducing the spread differential between short and long-term interest rates.

Asset quality remains strong. Nonperforming assets at June 30, 2005 were $488,000, or 0.07% of total assets, a decrease of $163,000 from $651,000, or 0.10% of total assets, at June 30, 2004 and an increase of $169,000 from $319,000, or 0.05% of total assets, at December 31, 2004. The Company’s nonperforming assets to total assets ratio of 0.07% at June 30, 2005 is 36 basis points lower than the March 31, 2005 average ratio of 0.43% for West Coast publicly traded commercial banks as reported by D.A. Davidson and Company.

The loan loss provision in the second quarter of 2005 of $210,000 was up $30,000 from $180,000 in the second quarter of last year. The Company had net recoveries in the second quarter of 2005 of $32,500 versus net charge offs of $12,800 in the second quarter of 2004.

Noninterest income was $1,629,000 for the quarter ended June 30, 2005 compared to $1,703,000 for the quarter ended June 30, 2004, a decrease of 4.3%. For the six months ended June 30, 2005, noninterest income was $3,106,000 compared to $3,265,000 for the same period in 2004, a decrease of 4.9%. The decreases for both the three and six month periods are the result of reduced levels of mortgage banking income.

Brian Vance, President of Heritage Financial Corporation and President and Chief Executive Officer of Heritage Bank, noted, “Our 2nd quarter performance was primarily achieved through continuing strong net interest margin and expense control. We are especially pleased that our net interest margin remains above 5% particularly with a flattening yield curve. We also have been successful in managing our overall non-interest expenses. By maintaining minimal increases in this important performance metric we have been able to improve our overall efficiency ratio. Finally we are pleased with our EPS growth especially when considering our stock repurchase activity has slowed considerably from prior periods.”

Noninterest expense was $6,100,000 for the quarter ended June 30, 2005 compared to $5,903,000 for the quarter ended June 30, 2004, an increase of $197,000, or 3.3%. For the six months ended June 30, 2005, noninterest expense was $11,927,000 compared to $11,666,000 for the same period in 2004, an increase of 2.2%. The Company’s efficiency ratio declined to 60.93% for the quarter ended June 30, 2005 from 62.18% for the quarter ended June 30, 2004. The efficiency ratio declined to 60.20% for the six months ended June 30, 2005 from 62.18% for the six months ended June 30, 2004. The efficiency ratio improved in both periods as a result of increased revenue outpacing modest expense increases.

On June 21, 2005, the Company’s Board of Directors declared a dividend of 18.0 cents per share payable on July 29, 2005 to shareholders of record on July 15, 2005, an increase of .5 cents from the prior quarter’s dividend of 17.5 cents per share. This is the thirtieth consecutive quarterly dividend to be paid and the twenty-ninth consecutive quarterly increase of .5 cents.

Heritage Chairman and CEO, Donald V. Rhodes is scheduled to present at the Keefe Bruyette & Woods Honor Roll & Sixth Annual Community Bank Investor Conference, taking place at the Pierre Hotel in New York on July 25th through the 27th.

Mr. Rhodes is scheduled to present in New York on Tuesday, July 26th at 8:30 a.m. EDT. There will be a live web cast including audio and presentation slides. Interested parties can access the presentation online through the KBW website - www.kbw.com. A replay of the web cast will be archived on the KBW website for approximately sixty days after the conference.

The Company will hold a telephone conference call to discuss this earnings release on July 27, 2005 at 11:00 am PDT. To access the call, please dial (800) 553-5260 a few minutes prior to 11:00 am PDT. The call will be available for replay for ten days by dialing (800) 475-6701 — access code 786762.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank, NA. Heritage Bank serves Pierce, Thurston, and Mason Counties in the South Puget Sound region of Washington through its twelve full service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	June 30, 2005	December 31, 2004	June 30, 2004
Loans held for sale	$770	$381	$685
Loans receivable	623,379	599,380	553,513
Allowance for loan losses	(8,113)	(8,295)	(8,091)

Net loans	615,266	591,085	545,422
Fed funds sold	0	6,000	9,000
Investments and interest earning deposits	49,727	50,120	57,484
Goodwill	6,640	6,640	6,640
Other assets	49,606	43,041	46,260

Total assets	$722,009	$697,267	$665,491

Deposits	$612,000	$587,278	$560,726
Borrowings	38,550	40,900	41,500
Other liabilities	8,012	8,145	6,340
Stockholders’ equity	63,447	60,944	56,925

Total liabilities and equity	$722,009	$697,267	$665,491

Other Data
At period end:
Nonaccrual loans	$488	$319	$632
Real estate owned	—	—	19

Nonperforming assets	$488	$319	$651
Allowance for loan losses to:
Loans	1.30%	1.38%	1.46%
Nonperforming loans	1,662.41%	2,603.60%	1,281.09%
Nonperforming assets to total assets	0.07%	0.05%	0.10%
Equity to assets ratio	8.79%	8.74%	8.55%
Book value per share	$10.66	$10.25	$9.64
Tangible book value per share	$9.55	$9.13	$8.52

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share and share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Interest income	$11,101	$9,456	$21,728	$18,831
Interest expense	2,718	1,667	5,022	3,334

Net interest income	8,383	7,789	16,707	15,497
Provision for loan losses	210	180	375	360
Noninterest income	1,629	1,703	3,106	3,265
Noninterest expense	6,100	5,903	11,927	11,666

Income before income taxes	3,702	3,409	7,511	6,736
Federal income tax	1,205	1,119	2,451	2,227

Net income	$2,497	$2,290	$5,060	$4,509

Earnings per share:
Basic	$0.423	$0.386	$0.858	$0.746
Diluted	$0.413	$0.375	$0.836	$0.725

Performance Ratios (1):
Net interest margin	5.07%	5.14%	5.08%	5.15%
Efficiency ratio (2)	60.93%	62.18%	60.20%	62.18%
Return on average assets	1.41%	1.40%	1.44%	1.39%
Return on average equity	15.55%	15.36%	15.91%	14.73%

Weighted Average Common Shares Outstanding:
Basic	5,897,371	5,939,138	5,900,480	6,041,197
Diluted	6,049,514	6,104,559	6,053,818	6,218,206

(1)	Ratios are calculated on an annualized basis.
(2)	Recurring noninterest expense divided by the sum of net interest income and noninterest income representing the dollars of expense required to produce one dollar of revenue.